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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

To the Partners of
TEPPCO Partners, L.P.

We consent to the incorporation by reference in this registration statement on Form S-3 of TEPPCO Partners, L.P. of our reports as follows:

     Dated January 17, 2002 (except as to Note 15, which is as of May 30, 2002) relating to the consolidated financial statements of TEPPCO Partners, L.P., included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed on March 14, 2002, as amended by the Annual Report on Form 10-K/A filed on June 3, 2002,

     Dated January 17, 2002 relating to the consolidated financial statements of TE Products Pipeline Company, Limited Partnership included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed on March 26, 2002, and

     Dated April 9, 2002 relating to the consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC and Subsidiary as of December 31, 2001 included in the Current Reports on Form 8-K of TEPPCO Partners, L.P. filed on April 16, 2002 and October 9, 2002.

We consent to the reference to our firm under the heading "Experts" in the prospectus included as part of this registration statement.

The audit report covering the December 31, 2001 consolidated financial statements of TEPPCO Partners, L.P. refers to a change in the method of accounting for derivative financial instruments and hedging activities on January 1, 2001, and, effective July 1, 2001, adoption of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and certain provisions of SFAS No. 142, Goodwill and Other Intangible Assets.

                                          /s/  KPMG LLP

Houston, Texas
October 10, 2002